Exhibit 99.1
Talen Energy Reports Fourth Quarter and Full Year 2025 Results
Earnings Release Highlights
▪Full year GAAP Net Loss Attributable to Stockholders of $(219) million.
▪Full year Adjusted EBITDA of $1,035 million and Adjusted Free Cash Flow of $524 million.
▪Completed the Freedom and Guernsey acquisitions in November 2025 which have increased the Company’s generating capacity by approximately 2.8 gigawatts (“GW”) and provides efficient baseload generation and cash flow diversification.
▪Reaffirming 2026 Adjusted EBITDA and Adjusted Free Cash Flow guidance ranges of $1,750 million - $2,050 million and $980 million - $1,180 million, respectively.
▪Signed definitive agreement to acquire the Waterford Energy Center (“Waterford”) and Darby Generating Station (“Darby”) each in Ohio and the Lawrenceburg Power Plant (“Lawrenceburg”) in Indiana (collectively, the “Cornerstone Acquisition”) from Energy Capital Partners (“ECP”). The Cornerstone Acquisition will add baseload generation and enhance Talen’s presence in the western PJM market.
HOUSTON, February 26, 2026 – Talen Energy Corporation (“Talen,” the “Company,” “we,” or “our”) (NASDAQ: TLN), a leading independent power producer, today reported its fourth quarter and full year 2025 financial and operating results.
“In the last year, we expanded the Amazon PPA to 1,920 megawatts (“MW”), announced, financed, and closed on the accretive Freedom and Guernsey acquisitions, and announced the Cornerstone Acquisition which is expected to further diversify our baseload generation cash flows. Talen joined the Russell 1000, Russell 3000, and S&P 400 indices, as well as increased and extended our Share Repurchase Program to $2 billion through year end 2028. Today we are reporting Talen’s full year results, earning $1,035 million of Adjusted EBITDA and $524 million of Adjusted Free Cash Flow. We are reaffirming our 2026 guidance,” said Talen Chief Executive Officer Mac McFarland.
McFarland added, “We are well positioned to continue executing our Talen Flywheel strategy in 2026 and remain focused on creating additional value through free cash flow per share growth.”
Operating Results (Unaudited)

	Three Months Ended		Year Ended
(Millions of Dollars Unless Otherwise Stated)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP Net Income (Loss) Attributable to Stockholders	$(363)	$82	$(219)	$998
Adjusted EBITDA	382	164	1,035	770
Adjusted Free Cash Flow	292	21	524	283
Total Generation (TWh) (a)	11.7	9.2	39.9	36.3
Carbon-Free Generation	40%	53%	42%	50%
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(a)Total generation is net of station use consumption, where applicable. Volumes associated with acquired and sold generation facilities are presented for the periods in which Talen owns the facilities.

For the year ended December 31, 2025, Talen reported GAAP Net Loss Attributable to Stockholders of $(219) million, Adjusted EBITDA of $1,035 million, and Adjusted Free Cash Flow of $524 million. Compared with the year ended December 31, 2024:
▪GAAP Net Income (Loss) Attributable to Stockholders decreased by $(1,217) million primarily due to: (i) the absence of an approximately $888 million aggregate gain on the Cumulus Data and the ERCOT portfolio sales in 2024, (ii) the recognition of a $501 million charge in the fourth quarter 2025 associated with the change in accounting for certain existing stock-based awards previously granted in 2023 (See Note 13 in the 2025 annual financial statements on Form 10-K for additional information on an equity to liability accounting modification associated with cash settled awards and our previous Current Report on Form 8-K with the SEC on December 15, 2025 for additional information on the strategic realignment of executive management), which were partially offset by increases in capacity revenues and in energy and other revenues, net of fuel and energy purchases.
▪Adjusted EBITDA increased by $265 million primarily due to an increase in capacity revenues, and energy and other revenues, net of fuel and energy purchases.
▪Adjusted Free Cash Flow increased by $241 million primarily due to an increase in capacity revenues and energy and other revenues, net of fuel and energy purchases which were partially offset by higher capital expenditures associated with the extended Susquehanna refueling outage.
See “Non-GAAP Financial Measures” for details and reconciliations of GAAP to non-GAAP financial measures.
Reaffirming 2026 Guidance

(Millions of Dollars)	2026E (a)
Adjusted EBITDA	$1,750 - $2,050
Adjusted Free Cash Flow	$980 - $1,180
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(a)Excludes impact of the Cornerstone Acquisition.
Freedom and Guernsey Acquisitions
On November 25, 2025, Talen consummated the Freedom and Guernsey acquisitions, which increases the Company’s generating capacity by approximately 2.8 GW and provides efficient baseload generation and cash flow diversification. The Company paid an aggregate $3.8 billion in cash which was funded from the proceeds from new debt issuances.
Cornerstone Acquisition
On January 15, 2026, Talen entered into a definitive merger agreement (the “Cornerstone Merger Agreement”) with affiliates of ECP to purchase (i) the 875 MW Waterford and 456 MW Darby assets, both located in Ohio, and the 1,120 MW Lawrenceburg asset located in Indiana, for an aggregate purchase price of $3.45 billion (subject to working capital and other customary adjustments) which consists of approximately of $2.55 billion in cash and 2,400,000 shares of Talen’s common stock, valued at $900 million at the time of entry into the Cornerstone Merger Agreement. The Company expects to issue new debt to fund the cash portion of the purchase price. The Cornerstone Acquisition will substantially expand Talen’s presence in the western PJM market and add additional efficient baseload generation assets to its fleet.
The transaction is expected to close early in the second half of 2026 and is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Act of 1976, and regulatory approvals from the Federal Energy Regulatory Commission, Indiana Utility Regulatory Commission and other regulatory agencies.
Balance Sheet and Liquidity
Talen is committed to net leverage targets below 3.5x net debt-to-Adjusted EBITDA and has the ability to achieve less than 3.5x net leverage by year-end 2026 inclusive of the Cornerstone Acquisition (approximately $2.6 billion of debt). As of February 20, 2026, Talen had ample total available liquidity of approximately $2.1 billion, comprised of $1.2 billion of unrestricted cash and $900 million of available capacity under the revolving credit facility.

Update on Hedging Activities
As of December 31, 2025, including the impact of the Nuclear PTC, we had hedged approximately 90% of our expected generation volumes for 2026 and approximately 40% for 2027. Talen’s hedging program is a key component of our comprehensive risk policy and supports the objective of increasing cash flow stability while maintaining upside optionality.
Earnings Call
Talen will hold an earnings call on Thursday, February 26, 2026, at 4:30 p.m. ET (3:30 p.m. CT). To listen to the earnings call, please register in advance for the webcast here. For participants joining the call via phone, please register here prior to the start time to receive dial-in information. For those unable to participate in the live event, a digital replay will be archived for approximately one year and available on the Events page of Talen’s Investor Relations website linked here.
About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 13.1 GW of power infrastructure in the United States, including 2.2 GW of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic, Ohio and Montana. Our team is committed to generating power safely and reliably delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
Investor Relations:
Sergio Castro
Vice President & Treasurer
InvestorRelations@talenenergy.com
Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com
Forward Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecasts," "goal," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "will," or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, the proposed Lawrenceburg, Waterford, and Darby acquisition, including the financing, expected timing and completion (including required regulatory approvals), and anticipated impacts thereof, the integration of and anticipated benefits from the recent Freedom and Guernsey acquisitions, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions.
Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions of Dollars, except share data)	Year Ended December 31, 2025	Year Ended December 31, 2024
Energy and other revenues	$2,141	$1,881
Capacity revenues	485	192
Unrealized gain (loss) on derivative instruments	(45)	42
Operating Revenues	2,581	2,115

Fuel and energy purchases	(908)	(694)
Nuclear fuel amortization	(97)	(123)
Unrealized gain (loss) on derivative instruments	(61)	20
Energy Expenses	(1,066)	(797)

Operating Expenses
Operation, maintenance and development	(620)	(592)
General and administrative (Includes stock-based compensation of $(526), and $(33))	(624)	(163)
Depreciation, amortization and accretion	(279)	(298)
Impairments	—	(1)
Other operating income (expense), net	(82)	(38)
Operating Income (Loss)	(90)	226
Nuclear decommissioning trust funds gain (loss), net	182	178
Interest expense and other finance charges	(302)	(238)
Gain (loss) on sale of assets, net	34	884
Other non-operating income (expense), net	10	61
Income (Loss) Before Income Taxes	(166)	1,111
Income tax benefit (expense)	(53)	(98)
Net Income (Loss)	(219)	1,013
Less: Net income (loss) attributable to noncontrolling interest	—	15
Net Income (Loss) Attributable to Stockholders	$(219)	$998
Per Common Share
Net Income (Loss) Attributable to Stockholders - Basic	$(4.79)	$18.40
Net Income (Loss) Attributable to Stockholders - Diluted	$(4.79)	$17.67
Weighted-Average Number of Common Shares Outstanding - Basic (in thousands)	45,692	54,254
Weighted-Average Number of Common Shares Outstanding - Diluted (in thousands)	45,692	56,486

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Millions of Dollars, except share data)	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$689	$328
Restricted cash and cash equivalents	63	37
Accounts receivable	196	123
Inventory, net	278	302
Derivative instruments	56	66
Other current assets	67	184
Total current assets	1,349	1,040
Property, plant and equipment, net	7,546	3,154
Nuclear decommissioning trust funds	1,900	1,724
Derivative instruments	4	5
Other noncurrent assets	106	183
Total Assets	$10,905	$6,106

Liabilities and Equity
Long-term debt, due within one year	$29	$17
Accrued interest	60	18
Accounts payable and other accrued liabilities	281	266
Derivative instruments	101	—
Stock-based compensation liabilities	501	—
Other current liabilities	78	154
Total current liabilities	1,050	455
Long-term debt	6,782	2,987
Derivative instruments	67	7
Postretirement benefit obligations	229	305
Asset retirement obligations and accrued environmental costs	494	468
Deferred income taxes	486	362
Acquired fuel supply contract liabilities	662	—
Other noncurrent liabilities	42	135
Total Liabilities	$9,812	$4,719
Commitments and Contingencies

Stockholders' Equity
Common stock ($0.001 par value, 350,000,000 shares authorized) (a)	$—	$—
Additional paid-in capital	1,709	1,725
Accumulated retained earnings (deficit)	(612)	(326)
Accumulated other comprehensive income (loss)	(4)	(12)
Total Stockholders' Equity	$1,093	$1,387
Total Liabilities and Stockholders' Equity	$10,905	$6,106
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(a)45,687,828 and 45,961,910 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of Dollars)	Year Ended December 31, 2025	Year Ended December 31, 2024
Operating Activities
Net Income (Loss)	$(219)	$1,013
Non-cash reconciliation adjustments:
Stock-based compensation	526	33
Depreciation, amortization and accretion	279	285
Nuclear decommissioning trust funds (gain) loss, net (excluding interest and fees)	(132)	(130)
Unrealized (gains) losses on derivative instruments	121	(69)
Deferred income taxes	120	(46)
Nuclear fuel amortization	97	123
(Gain) loss on sales of assets, net	(36)	—
(Gain) loss on AWS Data Campus Sale and ERCOT Sale	—	(886)
Impairments	—	1
Other	51	(59)
Changes in assets and liabilities:
Accounts receivable	(44)	14
Inventory, net	29	67
Other assets	182	(61)
Accounts payable and accrued liabilities	(48)	(69)
Accrued interest	42	(15)
Collateral received (posted), net	(33)	46
Other liabilities	(231)	9
Net cash provided by (used in) operating activities	704	256
Investing Activities
Freedom and Guernsey Acquisitions, net	(3,793)	—
Nuclear decommissioning trust funds investment purchases	(1,962)	(2,295)
Nuclear decommissioning trust funds investment sale proceeds	1,927	2,263
Nuclear fuel expenditures	(108)	(104)
Property, plant and equipment expenditures	(98)	(85)
Proceeds from the sale of assets	40	2
Proceeds from AWS Data Campus Sale and ERCOT Sale	—	1,398
Other	(9)	(8)
Net cash provided by (used in) investing activities	(4,003)	1,171

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of Dollars)	Year Ended December 31, 2025	Year Ended December 31, 2024
Financing Activities
Debt issuances	3,890	849
Share repurchases	(103)	(1,958)
Deferred financing costs	(89)	(13)
Revolving credit facility borrowings	75	—
Revolving credit facility repayments	(75)	—
Debt repayments	(17)	(479)
Cumulus Digital TLF repayment	—	(182)
Repurchase of noncontrolling interest	—	(125)
Cash settlement of restricted stock units	—	(32)
Exercise or repurchase of warrants	—	(16)
Other	5	(7)
Net cash provided by (used in) financing activities	3,686	(1,963)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	387	(536)
Beginning of period cash and cash equivalents and restricted cash and cash equivalents	365	901
End of period cash and cash equivalents and restricted cash and cash equivalents	$752	$365

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted Free Cash Flow, which we use as measures of our performance and liquidity, are not financial measures prepared under GAAP. Non-GAAP financial measures do not have definitions under GAAP and may be defined and calculated differently by, and not be comparable to, similarly titled measures used by other companies. Non-GAAP measures are not intended to replace the most comparable GAAP measures as indicators of performance. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Management cautions readers not to place undue reliance on the following non-GAAP financial measures, but to also consider them along with their most directly comparable GAAP financial measures. Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.
Adjusted EBITDA
We use Adjusted EBITDA to: (i) assist in comparing operating performance and readily view operating trends on a consistent basis from period to period without certain items that may distort financial results; (ii) plan and forecast overall expectations and evaluate actual results against such expectations; (iii) communicate with our Board of Directors, shareholders, creditors, analysts, and the broader financial community concerning our financial performance; (iv) set performance metrics for our annual short-term incentive compensation; and (v) assess compliance with our indebtedness.
Adjusted EBITDA is computed as net income (loss) adjusted, among other things, for certain: (i) nonrecurring charges; (ii) non-recurring gains; (iii) non-cash and other items; (iv) unusual market events; (v) any depreciation, amortization, or accretion; (vi) mark-to-market gains or losses; (vii) gains and losses on the nuclear facility decommissioning trust (“NDT”); (viii) gains and losses on asset sales, dispositions, and asset retirement; (ix) impairments, obsolescence, and net realizable value charges; (x) interest expense; (xi) income taxes; (xii) legal settlements, liquidated damages, and contractual terminations; (xiii) development expenses; (xiv) noncontrolling interests, except where otherwise noted; and (xv) other adjustments. Such adjustments are computed consistently with the provisions of our indebtedness to the extent that they can be derived from the financial records of the business. Pursuant to TES’s debt agreements, Cumulus Digital contributes to Adjusted EBITDA beginning in the first quarter 2024, following termination of the Cumulus Digital credit facility and associated cash flow sweep.
Additionally, we believe investors commonly adjust net income (loss) information to eliminate the effect of nonrecurring restructuring expenses and other non-cash charges, which can vary widely from company to company and from period to period and impair comparability. We believe Adjusted EBITDA is useful to investors and other users of our financial statements to evaluate our operating performance because it provides an additional tool to compare business performance across companies and between periods. Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to such items described above. These adjustments can vary substantially from company to company and period to period depending upon accounting policies, book value of assets, capital structure, and the method by which assets were acquired.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is utilized by our chief operating decision makers to evaluate cash flow activities. Adjusted Free Cash Flow is computed as Adjusted EBITDA reduced by capital expenditures (including nuclear fuel but excluding development, growth, and (or) conversion capital expenditures), cash payments for interest and finance charges, cash payments for income taxes (excluding income taxes paid from the NDT, taxes paid or deductions taken as a result of strategic asset sales, and benefits of the Nuclear PTC utilized to reduce income taxes paid), and pension contributions.
We believe Adjusted Free Cash Flow is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to determine a company’s ability to meet future obligations and to compare business performance across companies and across periods. Adjusted Free Cash Flow is widely used by investors to measure a company’s levered cash flow without regard to items such as ARO settlements; nonrecurring development, growth and conversion expenditures; and cash proceeds or payments for the sale or purchase of assets, which can vary substantially from company to company and from period to period depending upon accounting methods, book value of assets, capital structure, and the method by which assets were acquired.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation
The following table presents a reconciliation of the GAAP financial measure of “Net Income (Loss)” presented on the Consolidated Statements of Operations to the non-GAAP financial measures of Adjusted EBITDA and Adjusted Free Cash Flow:

	Three Months Ended		Year Ended
(Millions of Dollars)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Income (Loss)	$(363)	$68	$(219)	$1,013
Adjustments
Interest expense and other finance charges	99	51	302	238
Income tax (benefit) expense	(17)	(94)	53	98
Depreciation, amortization and accretion (a)	68	68	266	281
Nuclear fuel amortization (a)	26	30	97	123
Unrealized (gain) loss on commodity derivative contracts	52	(4)	106	(62)
Nuclear decommissioning trust funds (gain) loss, net	(33)	(9)	(182)	(178)
Stock-based and other long-term incentive compensation expense (Note 13) (b)	486	11	535	54
(Gain) loss on asset sales, net (Note 17) (b)	2	1	(34)	(884)
Non-cash impairments and other charges	—	16	11	24
Legal settlements and litigation costs	1	2	6	4
Acquisition and divestiture activities (c)	53	9	65	62
Operational and other restructuring activities (d)	15	4	21	9
Noncontrolling interest	—	—	—	(21)
Other	(7)	11	8	9
Total Adjusted EBITDA	$382	$164	$1,035	$770

Capital expenditures, net	(35)	(42)	(199)	(177)
Interest and finance charge payments	(90)	(91)	(233)	(252)
Income taxes	41	(1)	(10)	(4)
Pension contributions	(6)	(9)	(69)	(54)
Total Adjusted Free Cash Flow	$292	$21	$524	$283
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(a)Includes the periodic amortization of fair value adjustments associated with acquired executory contracts and intangible assets.
(b)See the corresponding Note to the 2025 annual financial statements on Form 10-K for additional information.
(c)Includes the non-recurring: (i) advisory fees associated with completed acquisitions and divestitures, (ii) remaining settlements on contracts of divested assets, and (iii) non-recurring finance fees charged to the Consolidated Statement of Operations associated with acquisition financing fee arrangements.
(d)Non-recurring severance and retention costs and strategic initiative costs.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation: 2026 Guidance

	2026E (a)
(Millions of Dollars)	Low	High
Net Income (Loss)	$875	$1,125

Adjustments
Interest expense and other finance charges	460	480
Income tax (benefit) expense	15	45
Depreciation, amortization and accretion	300	300
Nuclear fuel amortization	100	100
Adjusted EBITDA	$1,750	$2,050

Capital expenditures, net	$(280)	$(300)
Interest and finance charge payments	(460)	(480)
Income taxes	(15)	(45)
Pension contributions	(15)	(45)
Adjusted Free Cash Flow	$980	$1,180
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Note: Figures are rounded to the nearest $5 million.
(a)Excludes impact of the Cornerstone Acquisition.